Exhibit 10.31
FIRST AMENDMENT TO LEASE
     This First Amendment to Lease (this “Amendment”) is made this 1st day of October, 2007 by and between 1200 ENTERPRISES LLC (“Lessor”) and SUPERCONDUCTOR TECHNOLOGIES, INC. (“Lessee”).
Recitals
     A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease Net dated 1 June 2001 (the “Lease”) for the premises commonly known as 460 Ward Drive, Suites A, B, D, F and approximately one-half of Suite E, Santa Barbara, California as more particularly described in the Lease (the “Premises”).
     B. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease Net dated 22 January 2003 (the “Warehouse Lease”) for the premises commonly known as 460 Ward Drive, Suite C, Santa Barbara, California as more particularly described in the Warehouse Lease (the “Warehouse Premises”). The Warehouse Lease was amended by a First Amendment to Lease dated 22 March 2004 (the “Warehouse Amendment”). The Warehouse Lease and the Warehouse Amendment are collectively referred to hereafter as the “Warehouse Lease” for purposes of this Amendment.
     C. The parties desire to add the Warehouse Premises to the Lease and to further amend the Lease to make the corresponding changes to the rent provisions.
     D. Upon the Effective Date, the Warehouse Lease shall be terminated and be of no further force and effect.
     E. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants of the respective parties thereto, it is agreed as follows:
     1. Amendment of Lease. The Lease is hereby amended as follows:
1.1	The first two (2) sentences of Paragraph 1.2(a) are hereby amended to read as follows: “That certain portion of the Project (as defined below), including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known by the street address of 460 Ward Drive, located in the City of Goleta, County of Santa Barbara, State of California, with zip code 93111, as outlined on Exhibit “A” attached hereto (“Premises”) and generally described as (describe briefly the nature of the Premises): Suites A, B, C, D, F, and approximately one-half of Suite E, totaling approximately 70,538 leaseable square foot. The Building is approximately 73,538 leaseable square feet.”

1.2	Paragraph 1.5 is hereby amended to read as follows: “Ninety Eight Thousand, Four Hundred & Ninety Six and 55/100 Dollars ($98,496.55) per month (“Base Rent”), payable on the first (1st) day of each month commencing 1 May 2007 (also see Paragraph 4). The Base Rent shall be subject to adjustment on an annual basis on 1 December 2007 and on the same day of every year thereafter (the “Adjustment Date”). The adjustment of the Base Rent shall be calculated as follows:

(1) The rent in effect as of the Adjustment Date in each year shall be increased by the greater of (A) three percent (3.0%); or (B) the percentage increase, if any, in the Consumer Price Index (All Items for All Urban Consumers 1982-84 = 100 Base), of the United States Department of Labor, Bureau of Labor Statistics for the Los Angeles-Anaheim-Riverside,
Initial: Lessee /s/RL Lessor /s/CV

California area for the twelve-month period ending on the immediately proceeding September 30th (the “Index). The calculation pursuant to subparagraph (B) shall be made according to the following formula:
X	=	A x B/C

X	=	Adjusted Base Rent

A	=	Base Monthly Rent in effect as of the Adjustment Date

B	=	The monthly index in effect for the twelve-month period ending on the immediately preceding September 30th (the “Adjustment Index”)

C	=	The monthly index in effect for the twelve-month period ending on September 30th one year prior to the Adjustment Index (the “Base Index”)
The monthly Base Rent as so increased shall be payable for each month commencing with the Adjustment Date and continuing until the next Adjustment Date. In no event, however, shall the CPI Adjusted Base Rent be less than the rent payable for the month immediately preceding the Adjustment Date. Upon the Adjustment Date, Lessee shall pay Lessor 103% of the monthly rent previously paid by Lessee until such time as the calculation pursuant to subparagraph (B) can be made and at that time Lessee shall pay the new monthly Base Rent plus the total of arrearages, if any.

(2) If the Index is discontinued or revised during the term of this lease, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

(3) In no event shall the Adjusted Base Rent increase by greater than eight percent (8.0%) per annum.

1.3	Paragraph 1.6 is hereby amended to read as follows: “Ninety Five and 92/100 percent (95.92%) (“Lessee’s Share”).”
     2. Effective Date. The “Effective Date” of this Amendment shall be May 1, 2007.
     3. Miscellaneous.
3.1	This Amendment shall be construed in accordance with, and all disputes hereunder shall be governed by, the internal laws of the State of California, venue in the County of Santa Barbara.

3.2	In the event of any controversy or dispute arising out of this Amendment, the prevailing party or parties shall be entitled to recover from the nonprevailing part or parties, reasonable expenses, including, without limitation, attorneys’ fees and costs actually incurred.

3.3	Should any provision of this Amendment be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and such illegal or invalid part, term or provisions shall be deemed not to be a part of this Amendment.

3.4	This Amendment sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

3.5	Each part to this Agreement hereby represents and warrants that it has the legal power, right and authority to enter into this Agreement and to consummate this transaction and that it has not assigned any of its rights under the Sublease to any third party.
Initial: Lessee /s/RL Lessor /s/CV

3.6	This Amendment may be executed in several counterparts and any and all such executed counterparts shall constitute one agreement binding upon the parties hereto.

3.7	This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“Lessor”		“Lessee”

1200 ENTERPRISES LLC		SUPERCONDUCTOR TECHNOLOGIES, INC.

By:	/s/ Carol Vernon	By:	/s/ Bob Johnson

Print Name: Carol Vernon		Print Name: Bob Johnson
Date: Nov. 2, 2007		Date: 10/23/07
Initial: Lessee /s/RL Lessor /s/CV